Exhibit 4.1

AMENDMENT TO WARRANT AGENT AGREEMENTS

This Amendment to certain Warrant Agent Agreements (the “Agreements”) is made effective as of March 21, 2022, by and between Zion Oil & Gas, Inc., a Delaware corporation having its principal place of business at 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company with offices at 6201 15th Avenue, Brooklyn, NY 11219 (“AST”).

WHEREAS, the Company has implemented Agreements with AST as the Company’s Warrant Agent (the “Warrant Agent”), under a Warrant Agent Agreement dated January 15, 2021 for the Warrant ZNWAM, under a Warrant Agent Agreement dated June 3, 2021 for the Warrant ZNWAP, and under a Warrant Agent Agreement dated June 22, 2021 for the Warrant ZNWAR;

WHEREAS, the Warrant ZNWAM has an expiration date of July 15, 2022, the Warrant ZNWAP has an expiration date of June 3, 2022, and the Warrant ZNWAR has an expiration date of June 23, 2022.

WHEREAS, pursuant to Section 3.2 of the Warrant Agent Agreements, the Company in its sole discretion hereby extends the duration of the above Warrants by delaying the Expiration Dates and such extension shall be identical in duration among all of the Warrants and, further, the Company may extend the duration of the Exercise Periods in accordance with Section 3.2 without registered holder consent.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

3.2 Duration of Warrants.

Added last paragraph for each Warrant Agent Agreement:

The Company is extending the duration of the Warrant ZNWAM by one (1) year from the expiration date of July 15, 2022 to July 15, 2023 [CUSIP number 989696-281].

The Company is extending the duration of the Warrant ZNWAP by one (l) year from the expiration date of June 3, 2022 to June 3, 2023 [CUSIP number 989696-323).

The Company is extending the duration of the Warrant ZNWAR by one (1) year from the expiration date of June 23, 2022 to June 23, 2023 [CUSIP number 989696-331].

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

ZION OIL & GAS, INC.

By:	/s/ Martin M. van Brauman
Name:	Martin M. van Brauman
Title:	Corporate Secretary, Treasurer, EVP, Director

Date: 3/18/22

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Barbara J. Robbins
Name:	Barbara J. Robbins
Title:	Senior Vice President, Regional Manager

Date: 03/21/2022